Exhibit 99.1
STONE ENERGY CORPORATION
Retains Petrie Partners to Assist with Assessment of Strategic Direction

LAFAYETTE, LA. April 11, 2017

Stone Energy Corporation (NYSE: SGY) today announced that its Board of Directors has retained Petrie Partners LLC to assist the Board in its determination of the Company’s strategic direction, including assessing its various strategic alternatives. The Board’s decision to retain Petrie follows the successful completion of the Company’s financial restructuring and emergence from Chapter 11 reorganization. “We are committed to increasing stockholder value,” said Neal Goldman, Chairman of the Board of the Company, “and, as a newly appointed board of directors, we believe that engaging a financial advisor to help us assess the Company and its strategic alternatives will best enable us to establish an appropriate course.” The Board intends to explore all potential avenues to increase stockholder value, which may include the acquisition of additional assets, accessing external capital, a business combination, or another strategic transaction. No decision has been made with regard to any alternatives, and there can be no assurance that this assessment will result in any transaction.
Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical fact, that address activities or results that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing, extent and volatility of changes in commodity prices for oil and gas, operating risks, liquidity risks, our ability to access capital markets, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans and Houston. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico basin.
Contact:
Kenneth H. Beer
Chief Financial Officer
337-521-2210